Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

Email: sbarton@myriad.com

MYRIAD GENETICS REPORTS FINANCIAL RESULTS FOR

FISCAL 2010 THIRD QUARTER

Salt Lake City, May 4, 2010 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the third fiscal quarter and the nine-month period ended March 31, 2010.

Third Fiscal Quarter Financial Results

Revenues rose 5% to $90.8 million for the three-month period ended March 31, 2010, from $86.5 million in the same three months of the prior fiscal year. While the Company’s ongoing sales and marketing efforts in the quarter spurred growth, the Company noted that high unemployment and other economic challenges in the markets in which it operates continued to restrain sales in the quarter.

“While revenues for the quarter followed seasonal growth patterns, macroeconomic conditions continued to impact the frequency of physician visits, which remain well below historic levels,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Amid this backdrop, we have been extremely active in refining and extending certain sales and marketing programs to drive growth. We believe these are the appropriate strategic actions to help drive further adoption and use of Myriad’s growing product lineup.”

Net income for the third quarter of fiscal 2010 rose 31% to $33.3 million, or $0.33 per diluted share, compared with $25.3 million, or $0.25 per diluted share, in the comparable period last year, which included a loss from discontinued operations of $12.9 million, or $0.13 per diluted share, related to the Company’s former research and pharmaceutical businesses.

Research and development expense was $5.9 million for the three-month period ended March 31, 2010, compared with $4.5 million for the same period in the prior fiscal year. The 30% increase was primarily due to additional expenditures for clinical studies of the Company’s currently marketed products, and research and development efforts on its internal product candidates.

Selling, general and administrative expense for the third quarter of fiscal 2010 was $40.8 million, compared with $35.5 million for the same quarter of the prior fiscal year, representing an increase of 15%. This increase was primarily attributable to costs associated with the expansion of the Company’s sales force, direct-to-consumer marketing campaigns and physician speakers programs. The Company believes these investments are important for future revenue growth.

During the third quarter of fiscal 2010, days sales outstanding for Myriad’s accounts receivable improved to 48 days compared with 49 days in the same period of the prior year. The Company believes that its accounts receivable are of high quality and its bad debt expense is a modest 4.9% of revenues.

Nine-Month Financial Results

For the first nine months of fiscal 2010, revenues increased 12% to $268.7 million from $240.4 million in the same period last year. Net income for the nine months ended March 31, 2010, was $99.1 million, or $1.00 per diluted share, compared with net income of $61.0 million, or $0.62 per diluted share, for the same period of the prior year, which included a loss from discontinued operations of $38.6 million, or $0.39 per diluted share.

The Company continues to maintain a strong balance sheet, with $511.2 million in cash, cash equivalents and marketable investment securities at March 31, 2010, compared with $392.2 million at June 30, 2009. This 30% increase reflects the Company’s strong cash generating capability, which contributed approximate $42 million during the third fiscal quarter. The Company has no debt, convertible securities, or other restrictions on its cash.

New Product Launch - PROLARIS™

Myriad announced the launch of its eighth molecular diagnostic product, PROLARIS, during this third fiscal quarter. PROLARIS is a new prognostic medicine product that the Company believes provides valuable information to physicians to assess whether a patient diagnosed with prostate cancer is likely to have a slow growing cancer, which may be appropriate for a watchful waiting strategy, or a more aggressive cancer, requiring prostatectomy or radiation therapy. PROLARIS can also be used to estimate the risk of cancer recurrence in patients who have undergone a radical prostatectomy.

In a clinical study that analyzed material obtained through a transuretheral resection of the prostate in 365 prostate cancer patients, approximately 98% of prostate cancer patients with a low (favorable) PROLARIS score survived their disease after 10 years, compared to approximately 60% of the patients receiving a high (unfavorable) score who died of prostate cancer within 10 years. For the first time, PROLARIS provides clinicians with a direct molecular measure of a prostate tumor’s capacity to divide and grow by examining genes that drive tumor growth at the molecular level.

“In discussion between our new urology sales force and physicians about the clinical value of PROLARIS, I am pleased to report that the reaction thus far has been very favorable,” Meldrum said. “Through the remainder of fiscal 2010, and into the next fiscal year, we will be working toward capturing a share of the $270 million market for prostate cancer prognosis.”

Fiscal Year 2010 Financial Outlook

In providing an outlook for revenue and earnings for the full fiscal year ending June 30, 2010, the Company expects revenue to be in the range of $360 million to $365 million, and earnings per diluted share to be in the range of $1.30 to $1.35. This guidance represents an approximate 11% revenue increase and a 54% earnings increase over the prior fiscal year.

Conference Call and Webcast

A conference call with Company management to discuss these results and recent events will be held today, May 4, 2010, at 4:30 p.m. Eastern Time. The dial-in number for domestic callers is (800) 891-3472. International callers may dial (212) 231-2901. All callers will be asked to reference reservation number 21465540. An archived replay of the call will be available for seven days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will be audiocast over the Web and can be accessed at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company focused on developing and marketing novel predictive medicine, personalized medicine and prognostic medicine products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued impact of high unemployment and other economic challenges in the markets in which the Company operates; the impact of sales and marketing strategic actions to help drive further adoption of and use of the Company’s growing product lineup; the Company’s revenue projections for this fiscal year ending June 30, 2010, in the range of $360 million to $365 million and earnings per diluted share projections for this fiscal year ending June 30, 2010, in the range of $1.30 to $1.35; the guidance representing an approximate 11% revenue increase and a 54% earnings increase over the prior fiscal year; the Company’s belief that investments in its sales force, direct-to-consumer marketing campaigns and physician speakers programs are important for future revenue growth; the Company’s belief that its accounts receivable are of high quality; the Company’s strong cash generating capability; the potential benefits from Prolaris testing; and the Company’s efforts towards capturing a share of the $270 million market for prostate cancer prognosis. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Mar. 31, 2010	Mar. 31, 2009	Mar. 31, 2010	Mar. 31, 2009
Molecular diagnostic revenue	$90,830	$86,531	$268,720	$240,449

Costs and expenses:
Molecular diagnostic cost of revenue	10,880	11,232	33,024	32,082
Research and development expense	5,885	4,543	16,620	13,533
Selling, general, and administrative expense	40,840	35,496	121,616	102,867

Total costs and expenses	57,605	51,271	171,260	148,482

Operating income	33,225	35,260	97,460	91,967

Other income (expense):
Interest income	1,232	2,946	4,676	9,817
Other	23	(33)	94	(2,038)

Total other income	1,255	2,913	4,770	7,779
Income from continuing operations before income taxes	34,480	38,173	102,230	99,746

Income tax provision (benefit)	1,229	(94)	3,177	193

Income from continuing operations	33,251	38,267	99,053	99,553

Discontinued operations
Loss from discontinued operations	—	(12,949)	—	(38,578)

Net income	$33,251	$25,318	$99,053	$60,975

Earnings (loss) per basic share
Continuing operations	$0.34	$0.41	$1.03	$1.08
Discontinued operations	—	(0.14)	—	(0.42)

Earnings per basic share	$0.34	$0.27	$1.03	$0.66

Earnings (loss) per diluted share
Continuing operations	$0.33	$0.38	$1.00	$1.01
Discontinued operations	—	(0.13)	—	(0.39)

Earnings per diluted share	$0.33	$0.25	$1.00	$0.62

Weighted average shares outstanding
Basic	96,853	94,327	96,361	92,757
Diluted	99,674	99,594	99,521	97,979

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2010	Jun. 30, 2009
Cash, cash equivalents, and marketable investment securities	$511,183	$392,225
Trade receivables, net	48,117	44,617
Other receivables	946	655
Prepaid expenses	2,909	3,993
Equipment and leasehold improvements, net	24,275	22,623
Other assets	2,133	2,275

Total assets	$589,563	$466,388

Accounts payable and accrued liabilities	$22,217	$32,169
Stockholders’ equity	567,346	434,219

Total liabilities and stockholders’ equity	$589,563	$466,388

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